                                  Exhibit (21).

21. A list of all subsidiaries, the State or other jurisdiction of incorporation or organization of each, and the names under which the subsidiaries do business.

Name of                                     State of
subsidiary                                Incorporation            Does business as
--------------------------------------------------------------------------------------------------
Century Steel
Products, Inc.                              Virginia            Century Steel Products, Inc.

U.S. Insurance Brokers,                     District of         U.S. Insurance Brokers, Inc.
Inc.                                        Columbia

Scibal Associates, Inc.                     New Jersey          Scibal Associates, Inc.


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